Exhibit (g)(3)

AMENDED AND RESTATED

APPENDIX C

to the

Custody Agreement

Eligible Funds and Borrowing Limitations – American Pension Investors Trust

Fund Name	Acceptable Reason	Limitation
API Efficient Frontier Growth Fund	Temporary emergency only	Limited to extent allowed under the 1940 Act

API Efficient Frontier Capital Income Fund	Temporary emergency only	Limited to extent allowed under the 1940 Act

API Efficient Frontier Multiple Index Fund	Temporary emergency only	Limited to extent allowed under the 1940 Act

API Efficient Frontier Value Fund	Temporary emergency or investment	Up to one third of the value of net assets

API Efficient Frontier Income Fund	Temporary emergency only	Limited to extent allowed under the 1940 Act

API Master Allocation Fund	Temporary emergency only	Limited to extent allowed under the 1940 Act

Amended and Restated February 27, 2009.